EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-33608 and 333-61252 of Vectren Corporation on Form S-8, Post Effective Amendment No. 1 to Registration Statement No. 333-33684 of Vectren Corporation on Form S-8, and Registration Statement No. 333-31326 of Vectren Corporation on Form S-3D of our report dated February 26, 2003 (which expresses an unqualified opinion and includes explanatory paragraphs relating to the changes in the method of accounting for goodwill described in Note 1G and financial derivative instruments and hedging activities described in Note 16, and the restatement described in Note 3), appearing in this Annual Report on Form 10-K of Vectren Corporation for the year ended December 31, 2002.




DELOITTE & TOUCHE LLP
Indianapolis, Indiana
March 13, 2003